THE STARBURST FUNDS
                              MULTIPLE CLASS PLAN

      This Multiple Class Plan ("Plan") is adopted by THE STARBURST FUNDS (the "Trust"), a Massachusetts Business Trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

      PURPOSE
  1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule and to make payments as contemplated herein.

  2.  SEPARATE ARRANGEMENTS/CLASS DIFFERENCES
      a. Designation of Classes: The Funds set forth on Exhibit A offer two classes of shares: Investment Shares and Trust Shares.
      b. Sales Load and Expenses: Purchases of Investment Shares of non-money market funds are subject to a sales load as described in the Prospectus. No expenses are allocated to Trust Shares as a class. The only expenses allocated to Investment Shares as a class are the expenses incurred under the applicable distribution plan adopted pursuant to Rule 12b-1.
      c. Distribution of Shares: Investment Shares are sold primarily to individuals who purchase shares through Compass Brokerage, Inc., a subsidiary of Compass Bank. Systematic withdrawal as it relates to Investment Shares, is as described in the applicable prospectus. Trust Shares are offered primarily to trusts, fiduciaries and other institutions through the Trust Division of Compass Bank.
      d. Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.

  3.  EXPENSE ALLOCATIONS
      The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

  4.  EXCHANGE FEATURES
      Holders of any Starburst Fund may exchange such shares for shares of any other Starburst Fund of the same class, or for shares of any Starburst Fund having only one class. Shares may be exchanged at net asset value, plus the difference between the sales charge (if any) already paid and any sales charge of the Fund into which shares are to be exchanged, if higher. In all cases, shareholders will be required to pay a sales charge only once.

      EFFECTIVENESS
  5. This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of:
      (a) the Trust's Board of Trustees ; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan , and/or (ii) upon execution of an exhibit adopting this Plan with respect to such class.

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                                   EXHIBIT A
                                     to the
                              Multiple Class Plan
                              THE STARBURST FUNDS
                               INVESTMENT SHARES
                                  TRUST SHARES
                   The Starburst Government Money Market Fund
                        The Starburst Money Market Fund

       This Multiple Class Plan is adopted by THE STARBURST FUNDS with respect to the Class(es) of Shares of the portfolio of THE STARBURST FUNDS set forth above.
       Witness the due execution hereof this 1st day of June, 1995.

                              THE STARBURST FUNDS


                              By:  /s/ J. Christopher Donahue
                              Title:    President
                              Date:          June 1, 1995